As filed with the Securities and Exchange Commission on September 20, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Despegar.com, Corp.

(Exact name of registrant as specified in its charter)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Juana Manso 999

Ciudad Autónoma de Buenos Aires, Argentina C1107CBR

Telephone: +54 11 4894-3500

(Address, including zip code and telephone number, including area code,

of registrant’s principal executive offices)

Despegar.Com, Corp. Amended and Restated 2016 Stock Incentive Plan

(Full title of the plan)

Cogency Global Inc.

10 E. 40th Street, 10th floor

New York, NY 10016

Telephone: 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Juan Francisco Méndez

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Telephone: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary shares, no par value	4,861,777	$26.00	$126,406,202	$14,650.48

(1)	Represents: 4,861,777 ordinary shares of Despegar.com, Corp. (the “Registrant”) being registered pursuant to the Despegar.Com, Corp. Amended and Restated 2016 Stock Incentive Plan (the “Plan”), which was originally approved by the board of directors and stockholders of Decolar.com, Inc. (predecessor to Despegar.com, Corp) on November 16, 2016 and subsequently amended by our board of directors on August 10, 2017 (subject to and conditional upon approval by our stockholders) and approved by our stockholders on August 14, 2017. In addition to the ordinary shares set forth in the table above, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional ordinary shares that may become issuable under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The fee is based on a price of $26.00 per ordinary share, which represents the initial public offering price per ordinary share for the Registrant’s initial public offering of ordinary shares pursuant to the Registrant’s Registration Statement on Form F-1 (File No. 333-219973).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.

The documents containing the information specified in this Part I will be delivered to the participants in the Despegar.Com, Corp. Amended and Restated 2016 Stock Incentive Plan (the “Plan”) covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by Despegar.Com, Corp. (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, relating to the Registrant’s Registration Statement on Form F-1 (File No. 333-219973); and

(b)	The description of the Registrant’s ordinary shares contained in its Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the laws of the British Virgin Islands, each of the Registrant’s directors, in exercising his or her powers or performing his or her duties, is required to act honestly and in good faith and in what the director believes to be in the Registrant’s best interests, is required to exercise his or her powers as a director for a proper purpose, may not act, or agree to the Registrant acting, in a manner that contravenes the British Virgin Island Business Companies Act, 2004 as amended from time to time (the “BVI Act”) or the Registrant’s memorandum and articles of association, and is required to exercise the care, diligence and skill that a reasonable director would exercise in the same circumstances (taking into account, but without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him or her).

The Registrant’s amended and restated memorandum and articles of association adopted immediately prior to its initial public offering (our “IPO memorandum and articles of association”) provide that, to the fullest extent permitted by law, the Registrant is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Registrant (and any other persons to which the Registrant is permitted to provide indemnification under applicable law) through provisions in the IPO memorandum and articles of association, agreements with such directors, officers agents or other persons, vote of disinterested directors or otherwise, subject only to limits created by the BVI Act.

The Registrant’s IPO memorandum and articles of association also provide that the Registrant shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings by any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Registrant; or (b) is or was, at the request of the Registrant, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another corporate body or a partnership, joint venture, trust or other enterprise; provided that such indemnification shall not apply unless the person claiming such indemnification acted honestly and in good faith and in what he believed to be the best interests of the Registrant and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.

The Registrant may pay any expenses, including legal fees, incurred by any such person in defending any legal, administrative or investigative proceedings in advance of the final disposition of the proceedings. If a person to be indemnified has been successful in defense of any proceedings referred to above, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

The Registrant may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Registrant, or who at the request of the Registrant is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not we have or would have had the power to indemnify the person against the liability as provided in our IPO memorandum and articles of association.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See exhibits listed in the Exhibit Index below, which is incorporated into this item by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement . Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Memorandum and Articles of Association of Despegar.com, Corp in the form to be adopted prior to the initial public offering (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-219973) filed with the Commission on August 31, 2017)

4.2	Sixth Amended and Restated Investors’ Rights Agreement, dated as of August 29, 2017, by and among the Registrant and the shareholders named therein (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-219973) filed with the Commission on August 31, 2017)

4.3	Fourth Amended and Restated First Refusal and Co-Sale Agreement, dated as of August 29, 2017, by and among the Registrant and the shareholders named therein (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-219973) filed with the Commission on August 31, 2017)

4.4	Fourth Amended and Restated Voting Agreement, dated as of August 29, 2017, by and among the Registrant and the shareholders named therein (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-219973) filed with the Commission on August 31, 2017)

4.5	Despegar.com, Corp. 2016 Stock Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form F-1 (File No. 333-219973) filed with the Commission on August 15, 2017)

5.1	Opinion of Conyers Dill & Pearman, British Virgin Islands counsel of Despegar, as to the validity of the ordinary shares issued by Despegar.com, Corp. (filed herewith)

23.1	Consent of Price Waterhouse & Co. S.R.L. (filed herewith)

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina on September 20, 2017.

DESPEGAR.COM, CORP.

By:	/s/ Juan Pablo Alvarado
Name:	Juan Pablo Alvarado
Title:	General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Damián Scokin, Michael Doyle and Juan Pablo Alvarado, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements, including post-effective amendments to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and power of attorney has been signed by the following persons in the capacities indicated on September 20, 2017.

Name	Title

/s/ Damián Scokin Damián Scokin	Director and Chief Executive Officer (principal executive officer)

/s/ Michael Doyle Michael Doyle	Chief Financial Officer (principal financial officer and principal accounting officer)

/s/ Jason Lenga Jason Lenga	Director (Chairman)

/s/ Rodrigo Catunda Rodrigo Catunda	Director

/s/ Nilesh Lakhani Nilesh Lakhani	Director

/s/ Gary Morrison Gary Morrison	Director

/s/ Martín Rastellino Martín Rastellino	Director

/s/ Mario Eduardo Vázquez Mario Eduardo Vázquez	Director

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative in the United States